Exhibit 99.1

NEWS RELEASE

For Immediate Release

TriZetto Reports Increases of 31% in Revenue

and 51% in Adjusted EBITDA for Second Quarter 2007;

New Contract Bookings of $94 Million

NEWPORT BEACH, Calif. – July 27, 2007 – The TriZetto Group, Inc. (NASDAQ: TZIX) today reported diluted earnings per share (EPS) for the second quarter 2007 of $0.11, on record revenue of $114.8 million. EPS performance included the ($0.06) net negative effect of a full tax rate, which was not included in last year’s EPS. Income before taxes increased 56% to $10.6 million over the year-ago quarter. Net income and EPS results in this press release do not include a potential non-cash accounting impact relating to certain aspects of the convertible notes and other financial instruments issued in the second quarter, as described in the Profitability section below.

“With first-half results of $228 million in revenue and $47 million of Adjusted EBITDA, the company’s performance is solidly on-track to achieve our financial expectations for the year,” said Jeff Margolis, TriZetto’s chairman and chief executive officer. “Our customers’ need to make business and information system changes for consumer retail healthcare and continuing economic and regulatory pressure suggests strong future demand for our administration, care management, network management and real-time adjudication solutions.”

Added Kathleen Earley, TriZetto’s president and chief operating officer, “Strong sales performance in the second quarter resulted in a nice blend of our products and services, including Facets®, QNXT™, CareAdvance™, NetworX™, consulting, hosting and business process outsourcing. Also, we completed the 100-day integration plan for the QCSI acquisition and released a new version of CareAdvance in the quarter.”

Financial Summary (in millions, except per share amounts)

	Quarter Ended Jun. 30, 2007	Quarter Ended Jun. 30, 2006	Change
Revenue	$114.8	$87.7	30.9%
Bookings	$93.8	$78.6	19.3%
Total Backlog	$944.4	$717.5	31.6%
Income Before Taxes+	$10.6	$6.8	55.9%
Effective Tax Rate+	42.5%	5.3%	(3,720 bps )
Net Income+	$6.1	$6.4	(4.7)%
Basic EPS+	$0.14	$0.15	(6.7)%
Diluted EPS+	$0.11	$0.14	(21.4)%
Adjusted EBITDA*	$23.1	$15.3	51.0%
Cash Resources	$256.9	$76.5	235.8%
Cash Provided by Operating Activities	$2.6	$6.4	(59.4)%
Capital Expenditures	$7.0	$7.3	(4.1)%

*	Definition and reconciliation to GAAP are included in the attached financial schedules
+	See Profitability section for a potential non-cash accounting impact relating to certain aspects of the convertible notes and other financial instruments

Revenue

Second quarter 2007 revenue totaled $114.8 million, and included the impact of the Plan Data Management and QCSI acquisitions. This represented an increase of $27.1 million over $87.7 million in revenue for the second quarter of 2006. A $21.6 million improvement in services and other revenue included increases of $11.3 million in consulting and other services, $8.5 million in software maintenance and $1.8 million in outsourced services. Software products revenue increased by $5.5 million.

Recurring revenue represented 50.2% of total revenue in the second quarter of 2007, compared to 49.8% in the year-ago quarter, driven primarily by an increase in software maintenance revenue.

New Business Bookings

Second quarter new contract bookings were $93.8 million, and included $38.4 million for software product contracts; $36.4 million for consulting, implementation, software customization and other services; and $19.0 million for outsourced services contracts (software hosting, business process outsourcing and other services). Contract bookings comprise a mix of current and future period revenue and represent the expected minimum total revenue to be generated under each contract. New contract bookings will vary from one quarter to the next based upon a number of factors including product mix.

Backlog

The company’s total revenue backlog was approximately $944 million at June 30, 2007, compared to $718 million at June 30, 2006 and $965 million at March 31, 2007. Twelve-month revenue backlog was approximately $229 million at June 30, 2007, compared to $186 million at June 30, 2006 and $237 million at March 31, 2007. The timing of contract closings and other factors can cause the company’s backlog to vary from one quarter to the next.

Profitability

Second quarter 2007 net income was $6.1 million, or $0.11 per diluted share, compared to net income of $6.4 million, or $0.14 per diluted share, for the second quarter of 2006. The 2007 quarter’s EPS included a net ($0.06) negative impact from the company recording a tax rate of 42.5%, versus a tax rate of 5.3% in the year-ago quarter. Further, the diluted EPS calculation included a ($0.02) negative impact for the second quarter and a ($0.03) negative impact year-to-date due to the required treatment of the company’s outstanding convertible notes as equity that caused the share count for EPS calculation to increase by 13.8 million shares for both the quarter and year-to-date. Second quarter share count would have been 48.1 million versus the reported 61.9 million if the convertible notes were treated as debt. Adjusted EBITDA for the second quarter of 2007 was $23.1 million, up 51.0% from $15.3 million in the year-ago quarter.

Potential Non-Cash Accounting Effect

As noted above, net income and EPS results in this press release do not include a potential non-cash accounting impact relating to certain aspects of the convertible notes and other financial instruments issued in the second quarter. The company is researching the proper accounting treatment under SFAS No. 133, EITF No. 00-19, SFAS No. 157, and others relating to a portion of the convertible notes and other financial instruments being treated as derivative securities which may be subject to a mark-to-market value fluctuation. The company currently estimates that a one-time, non-cash charge of between $300,000 and $6.7 million may need to be recorded in the second quarter. If such a charge is recorded, the company expects to record a roughly equivalent offsetting one-time, non-cash gain in the third quarter this year. The company expects to finalize, book and disclose its position on any charge and offset prior to filing its 10-Q for the second quarter. The company does not expect any additional adjustments of this type beyond the third quarter of 2007.

Gross Margin, R&D and SG&A

Record gross margin, excluding amortization of acquired technology and intangibles, for the second quarter of 2007 was 51.5%, compared to 48.5% in the year-ago quarter. The improvement was driven primarily by a higher-margin mix of revenue, improved pricing and operating efficiencies.

Research and development expenses of $16.4 million represented 14.3% of second quarter revenue, 210 basis points higher than 12.2% of revenue for the year-ago quarter. The increase reflected primarily the addition of the Plan Data Management and QCSI acquisitions in December and January, respectively, higher utilization of outside development services, increased staffing, merit increases and incentive compensation.

Selling, general and administrative expense for the second quarter of 2007 was $28.8 million, or 25.1% of revenue, compared to $24.0 million, or 27.4% in the 2006 quarter. The year-over-year dollar increase reflects primarily the addition of acquisitions, higher incentive compensation and advertising and marketing expenses, partially offset by the absence of now-settled McKesson litigation costs incurred in the year-ago quarter.

TriZetto reports earnings in accordance with Generally Accepted Accounting Principles (GAAP), and additionally reports certain non-GAAP measures, such as Adjusted EBITDA, recurring and non-recurring revenue and other measures, believing that these provide additional information for investors to evaluate the company’s financial performance. Definitions of non-GAAP measures and reconciliation to GAAP measures are included in the attached financial schedules.

Cash Resources and Cash Flow

Cash, restricted cash and short-term investments totaled $256.9 million at June 30, 2007, versus $76.5 million at June 30, 2006. During the quarter, the company realized $190 million net cash proceeds from a convertible notes offering. Net cash provided by operating activities during the second quarter was $2.6 million, compared to $6.4 million in the year-ago quarter, due primarily to timing differences in software maintenance payments. Capital expenditures in the second quarter of 2007 were $7.0 million, versus $7.3 million in the prior-year quarter. Days sales outstanding for the second quarter of 2007 was 60 days, versus 61 in the year-ago quarter.

Confirming Guidance for 2007

For the full year 2007, TriZetto expects between $425 and $445 million of revenue, representing a 22% to 28% increase over 2006. TriZetto expects diluted EPS to be $0.39 to $0.50 which includes an estimated ($0.25) per share negative impact, as compared to 2006, due to the effect of a full tax rate in 2007 caused by the application of the remaining NOL cash benefit to the balance sheet. Non-cash items having a negative impact on 2007 EPS include the expensing of equity based compensation, estimated at ($0.11), and depreciation and amortization, estimated at ($0.36).

Adjusted EBITDA for 2007 is expected to be between $88 and $98 million, an increase of 32% to 47% over 2006 Adjusted EBITDA. Capital expenditures in 2007 are expected to be between $25 and $28 million. The diluted share count for 2007, which is determined as if both of the company’s convertible debt issues are fully converted to equity, is expected to be approximately 62 million.

For the third quarter of 2007, the company expects revenue of between $105 and $112 million, diluted EPS of between $0.09 and $0.13 on a diluted share count of approximately 65 million, basic EPS of $0.11 to $0.16 on basic share count of 45 million, and Adjusted EBITDA of between $21 and $25 million.

Conference Call

TriZetto will host a conference call at 5:00 p.m. Eastern Time / 2:00 p.m. Pacific Time today to discuss the quarter’s results. Investors may access the webcast through TriZetto’s web site, first by clicking on the Investors button, and then on the Company Information drop-down menu item. The conference call will be archived and available through TriZetto’s web site for 30 days following the call. Investors may also dial in by telephone. The live call number is 517-308-9248 with a conference ID of TZIX. The replay is available at 203-369-3666.

The webcast will also be distributed over CCBN’s Investor Distribution Network to both institutional and individual investors. Individual investors can listen to the call through CCBN’s individual investor center at www.fulldisclosure.com or by visiting any of the investor sites in CCBN’s Individual Investor Network. Institutional investors can access the call via CCBN’s password-protected event management site, StreetEvents (www.streetevents.com).

About TriZetto

With its technology touching nearly half of the U.S. insured population, TriZetto is distinctly focused on accelerating the ability of healthcare payers to lead the industry’s transformation to consumer-retail healthcare. The company provides premier information technology solutions that enhance its customers’ revenue growth, increase their administrative efficiency and improve the cost and quality of care for their members. Healthcare payers include national and regional health insurance plans, and benefits administrators that provide transaction services to self-insured employer groups. The company’s broad array of payer-focused information technology offerings include enterprise and component software, hosting and business process outsourcing services, and consulting. Headquartered in Newport Beach, Calif., TriZetto can be reached at 949-719-2200 or at www.trizetto.com.

Important Notice Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve risks and uncertainties. The forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may include statements about future revenue, profits, cash flows and financial results, the market for TriZetto’s services, future service offerings, industry trends, client and partner relationships, TriZetto’s operational capabilities, future financial structure, uses of cash, anticipated dilution or accretion of acquisitions or proposed transactions. Actual results may differ materially from those stated in any forward-looking statements based on a number of factors, including the ability of TriZetto to successfully integrate the businesses of TriZetto and its acquisitions or partners; the contributions of acquisitions to TriZetto’s operating results; the effectiveness of TriZetto’s implementation of its business plan, the market’s acceptance of TriZetto’s new and existing products and services, the timing of new bookings, risks associated with management of growth, reliance on third parties to supply key components of TriZetto’s services, attraction and retention of employees, variability of quarterly operating results, competitive factors, other risks associated with acquisitions, changes in demand for third party products or solutions which form the basis of TriZetto’s service and product offerings, financial stability of TriZetto’s customers, the ability of TriZetto to meet its contractual obligations to customers, including service level and disaster recovery commitments, changes in government laws and regulations; and risks associated with rapidly changing technology, as well as the other risks identified in TriZetto’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting TriZetto’s Investor Relations department at 949-719-2225 or at TriZetto’s web site at www.trizetto.com. All information in this release is as of July 27, 2007. TriZetto undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

# # #

Contacts:	Investors and Media:
Brad Samson
949-719-2220
brad.samson@trizetto.com

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Three Months Ended June 30,
	2007	2006
Revenue
Services and other	$91,432	$69,793
Products	23,403	17,917

Total revenue	114,835	87,710

Operating costs and expenses
Cost of revenue—services and other	50,888	41,980
Cost of revenue—products (excludes amortization of acquired technology)	4,776	3,232
Research and development	16,444	10,743
Selling, general and administrative	28,801	24,027
Amortization of acquired technology	1,237	940
Amortization of acquired other intangible assets	1,360	128

Total operating costs and expenses	103,506	81,050

Income from operations	11,329	6,660
Interest income	2,803	945
Interest expense	(3,483)	(835)

Income before provision for income taxes*	10,649	6,770

Provision for income taxes*	(4,523)	(356)

Net income*	$6,126	$6,414

Net income for diluted EPS calculation*	$6,823	$6,414

Net income per share:
Basic*	$0.14	$0.15

Diluted (1)*	$0.11	$0.14

Weighted average shares outstanding:
Basic	44,522	42,370

Diluted (1)	61,876	45,394

Other financial data (2):
Adjusted EBITDA	$23,135	$15,324
12-month backlog	$229,000	$186,100
Total backlog	$944,400	$717,500

(1)	For the three months ended June 30, 2007, the equity treatment of our long-term convertible notes yielded lower diluted earnings per share results; therefore, a total of 13.8 million shares and the after-tax effect of interest expense were included in the diluted earnings per shares calculation.
(2)	See accompanying notes for a definition of 12-month and total backlog, and for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA.
*	See Profitability section for a potential non-cash accounting impact relating to certain aspects of the convertible notes and other financial instruments

The TriZetto Group, Inc.

Condensed Consolidated Statements of Operations

(unaudited and in thousands, except per share amounts)

	Six Months Ended June 30,
	2007	2006
Revenue
Services and other	$181,207	$135,565
Products	47,131	37,463

Total revenue	228,338	173,028

Operating costs and expenses
Cost of revenue—services and other	100,989	82,327
Cost of revenue—products (excludes amortization of acquired technology)	9,979	7,706
Research and development	32,181	21,221
Selling, general and administrative	56,105	45,343
Amortization of acquired technology	2,947	2,155
Amortization of acquired other intangible assets	2,661	421

Total operating costs and expenses	204,862	159,173

Income from operations	23,476	13,855

Interest income	3,556	1,835
Interest expense	(6,124)	(1,667)
Other income	—	180

Income before provision for income taxes*	20,908	14,203

Provision for income taxes*	(8,886)	(951)

Net income*	$12,022	$13,252

Net income for diluted EPS calculation*	$13,486	$13,252

Net income per share:
Basic*	$0.27	$0.31

Diluted (1)*	$0.22	$0.29

Weighted average shares outstanding:
Basic	44,192	42,140

Diluted (1)	61,777	45,548

Other financial data (2):
Adjusted EBITDA	$46,926	$31,043
12-month backlog	$229,000	$186,100
Total backlog	$944,400	$717,500

(1)	For the six months ended June 30, 2007, the equity treatment of our long-term convertible notes yielded lower diluted earnings per share results; therefore, a total of 13.8 million shares and the after-tax effect of interest expense were included in the diluted earnings per shares calculation.
(2)	See accompanying notes for a definition of 12-month and total backlog, and for a definition of Adjusted EBITDA and a reconciliation of Net income to Adjusted EBITDA.
*	See Profitability section for a potential non-cash accounting impact relating to certain aspects of the convertible notes and other financial instruments

The TriZetto Group, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30, 2007	December 31, 2006
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$202,062	$107,057
Short-term investments	53,065	—
Restricted cash	1,740	921
Accounts receivable, net	83,961	64,386
Prepaid expenses and other current assets	14,368	11,415
Deferred tax assets*	19,661	14,100

Total current assets	374,857	197,879
Property and equipment, net	32,025	26,777
Capitalized software development costs, net	26,435	27,913
Deferred tax assets*	16,690	—
Goodwill	187,335	90,337
Other intangible assets, net	80,039	27,347
Other assets	18,673	12,347

Total assets	$736,054	$382,600

Liabilities and stockholders' equity
Current liabilities:
Current portion of notes payable and term loan	$11,331	$115
Current portion of capital lease obligations	1,321	1,461
Accounts payable	15,300	18,091
Accrued liabilities	52,131	61,595
Deferred revenue	56,115	30,508

Total current liabilities*	136,198	111,770
Long-term convertible debt*	330,000	100,000
Long-term revolving line of credit and term loan	81,286	12,000
Other long-term liabilities	6,048	2,340
Capital lease obligations	1,671	2,030
Deferred tax liabilities*	15,321	14,100
Deferred revenue	8,584	6,453

Total liabilities	579,108	248,693

Common stock	46	43
Additional paid-in capital*	387,647	376,633
Accumulated deficit*	(230,747)	(242,769)

Total stockholders' equity	156,946	133,907

Total liabilities and stockholders' equity	$736,054	$382,600

*	See Profitability section for a potential non-cash accounting impact relating to certain aspects of the convertible notes and other financial instruments

The TriZetto Group, Inc.

Notes to Unaudited Condensed Consolidated Financial Statements

Backlog

Total backlog is defined as the revenue we expect to generate in future periods from existing customer contracts. Our 12-month backlog is defined as the revenue we expect to generate from existing customer contracts over the next 12 months. Most of the revenue in our backlog is derived from multi-year service revenue contracts (including software hosting, business process outsourcing, IT outsourcing, and software maintenance with periods up to seven years) and consulting contracts. Consulting revenue is included in the backlog when the revenue from such consulting contract is expected to be recognized over a period exceeding 12 months.

Non-GAAP Financial Measures

Recurring and Non-recurring Revenue

In this press release and our other public statements in connection with this press release, we use the non-GAAP financial measures, “Recurring” and “Non-recurring” revenue. Recurring revenue includes the provision of outsourcing services, such as software hosting and other business services, and the sale of maintenance and support for our software products. Also included in recurring revenue are sales from the licensing of our software for which customers do not receive a perpetual right to use the software. Non-recurring revenue includes consulting fees and other revenue. Also included in non-recurring revenue are sales from the licensing of our software for which customers pay a one-time fee to receive a perpetual right to use the software. We use Recurring Revenue and Non-recurring Revenue to provide valuable supplemental information to our investors regarding our operating performance. Recurring Revenue and Non-recurring Revenue are not recognized terms under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. Because not all companies calculate Recurring Revenue and Non-recurring Revenue identically, our definitions of Recurring Revenue and Non-recurring Revenue may not be comparable to similarly titled measures of other companies. We compensate for these limitations by relying primarily on our GAAP results and using Recurring Revenue and Non-recurring Revenue supplementally.

Adjusted EBITDA

In this press release and our other public statements in connection with this press release, we use the non-GAAP financial measure, “Adjusted EBITDA,” as originally defined in our press release dated October 25, 2005. We define Adjusted EBITDA as net income, excluding the impact of interest expense, income taxes, depreciation and amortization, charges for legal settlements, charges for facility closures and asset impairment, stock-based compensation expense and charges for expected future loss on contracts. We use Adjusted EBITDA to provide meaningful supplemental information regarding our operating performance and profitability by excluding certain expenses and expenditures that may not be indicative of our core business operating results. Because our capital structure, effective income tax rates, capitalized asset values and equity-based compensation levels are different than those of other companies, we believe that Adjusted EBITDA facilitates comparisons of our results of operations with those of other companies. Further, we believe that Adjusted EBITDA, which excludes certain factors which are not indicative of ongoing operations such as charges for legal settlements, facility closures, asset impairment and future loss on contracts, can assist management and investors in assessing the financial operating performance and underlying strength of our core business. We use Adjusted EBITDA in our cash bonus program to evaluate management’s performance for compensation purposes, and we have agreed with our lender to maintain levels of an adjusted form of EBITDA as specified in financial covenants to our secured debt facility.

We also excluded from Adjusted EBITDA a gain from the sale of our credentialing and verification business of $23,000 in the first six months of 2007 and $75,000 for the same period in 2006. We excluded this gain from Adjusted EBITDA as it related to a business we had decided to exit and therefore is not indicative of our ongoing operations. This was offset by a $79,000 loss for facility closure in the first six months of 2006. The charges reflected our remaining payment obligations under lease agreements for closed facilities. Because the facilities were non-performing, we excluded the charges from Adjusted EBITDA as they were not indicative of our ongoing operations.

Additionally, in the first six months of 2006, we recognized a gain of $180,000 from the sale of a domain name, which was eliminated from Adjusted EBITDA. We excluded this gain from Adjusted EBITDA as it related to a one-time sale of an asset and therefore is not indicative of our ongoing operations.

In December 2004, the Financial Accounting Standards Board (“FASB”) issued Statement of Financial Accounting Standards (“SFAS”) 123R, “Share-Based Payment.” This statement requires that the cost resulting from all share-based payment transactions be recognized in the financial statements. Effective January 1, 2006, the Company adopted the fair value recognition provisions of SFAS 123R, using the modified prospective method. Under this method, the provisions of SFAS 123R apply to all awards granted or modified after the date of adoption. Consistent with our definition noted above to exclude stock-based compensation expense, Adjusted EBITDA excludes the impact of the equity expense of SFAS 123R and other stock-based compensation expenses.

Adjusted EBITDA is not a recognized term under GAAP and should not be considered in isolation of, or as a substitute for, the information prepared and presented in accordance with GAAP. In addition, Adjusted EBITDA should not be considered as a measure of liquidity or free cash flow for management’s discretionary use, as it excludes certain cash requirements such as interest expense, income taxes, costs to replace depreciated or amortized assets, costs arising from certain facility closures and losses on contracts. Because not all companies calculate Adjusted EBITDA identically, our definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies. We compensate for these limitations by relying primarily on our GAAP results and use Adjusted EBITDA supplementally.

Reconciliation of Non-GAAP Financial Measures

The following schedule provides revenue information as it would be reported if we were to use the terms Recurring and Non-recurring revenue for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Revenue
Recurring revenue	$57,656	$43,677	$114,880	$87,387
Non-recurring revenue	57,179	44,033	113,458	85,641

Total revenue	$114,835	$87,710	$228,338	$173,028

The following schedule provides a reconciliation of GAAP Net income to Adjusted EBITDA for the periods indicated (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2007	2006	2007	2006
Net income*	$6,126	$6,414	$12,022	$13,252
Interest expense (income), net	680	(110)	2,568	(168)
Provision for income taxes	4,523	356	8,886	951
Operating depreciation and amortization	6,600	5,501	12,332	11,064
Amortization of acquired technology	1,237	940	2,947	2,155
Amortization of acquired other intangible assets	1,360	128	2,661	421
Stock-based compensation	2,621	2,016	5,533	3,544
Restructuring, impairment and other charges	(12)	79	(23)	4
Other income*	—	—	—	(180)

Adjusted EBITDA	$23,135	$15,324	$46,926	$31,043

*	See Profitability section for a potential non-cash accounting impact relating to certain aspects of the convertible notes and other financial instruments

The following schedules provide a reconciliation of non-GAAP financial guidance for the periods indicated (in thousands):

	2007 Guidance
	Low Range	High Range
Adjusted EBITDA	$88,000	$98,000

Operating expenses
Operating depreciation and amortization	(25,000)	(24,000)
Amortization of acquired technology	(5,500)	(5,500)
Amortization of acquired other intangible assets	(7,000)	(7,000)
Stock-based compensation	(11,000)	(12,000)
Interest and other, net	(3,500)	(3,000)
Income taxes	(14,500)	(18,500)

	$(66,500)	$(70,000)

Net income	$21,500	$28,000

	Q3 2007 Guidance
	Low Range	High Range
Adjusted EBITDA	$21,000	$25,000

Operating expenses
Operating depreciation and amortization	(6,750)	(6,550)
Amortization of acquired technology	(1,350)	(1,300)
Amortization of acquired other intangible assets	(1,350)	(1,300)
Stock-based compensation	(3,000)	(3,000)
Interest and other, net	(750)	(550)
Income taxes	(3,000)	(5,000)

	$(16,200)	$(17,700)

Net income	$4,800	$7,300